UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2010

A.C. Moore Arts & Crafts, Inc.
 (Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 768-4930

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2010, A.C. Moore Arts & Crafts, Inc. (the “Company”) entered into an amended and restated employment letter with Joseph A. Jeffries, Chief Executive Officer (the “restated agreement”), in connection with his appointment as Chief Executive Officer on June 17, 2010. On August 25, 2010, the Board of Directors elected Mr. Jeffries as a member of the Board of Directors. The changes contained in Mr. Jeffries’ restated agreement are described below.

Pursuant to the restated agreement, on August 19, 2010, Mr. Jeffries was granted 150,000 stock-settled stock appreciation rights. The restated agreement provides for payments to be made to Mr. Jeffries upon certain termination events. Upon termination without cause, Mr. Jeffries receives: (i) 18 months of salary at his then current rate, paid in 18 equal monthly installments; (ii) the sum of the actual incentive bonus paid to him in the prior two fiscal years multiplied by .75, paid in 18 equal monthly installments; and (iii) health insurance benefits for 18 months following termination. Upon termination without cause or resignation for good reason during the 18-month period following a change in control, Mr. Jeffries receives the same payments and benefits described above, plus pro rata annual incentive bonus, calculated as if target were achieved during the year of termination. The restated agreement also extends Mr. Jeffries’ non-competition and non-solicitation obligations to 18 months following termination of employment.

The foregoing summary of the agreement with Mr. Jeffries is not intended to be complete, and is qualified in its entirety by reference to the agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Letter, dated August 19, 2010, between the Company and Joseph A. Jeffries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.

Date: August 25, 2010

By: /s/ Amy Rhoades
Name: Amy Rhoades
Title: Senior Vice President and General Counsel

Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Letter, dated August 19, 2010, between the Company and Joseph A. Jeffries.